Exhibit 10.1

Execution Version

Credit Agreement

Dated as of September 8, 2021

among

Perdoceo Education Corporation,

The Guarantors from time to time parties hereto,

the Lenders from time to time parties hereto,

and

Wintrust Bank, N.A.,

as Administrative Agent and
L/C Issuer

Wintrust Bank, N.A. and BMO Harris Bank N.A., as Joint Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

SectionPage

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS1
1.01	Defined Terms1
1.02	Other Interpretive Provisions34
1.03	Accounting Terms.35
1.04	Rounding36
1.05	Times of Day36
1.06	Letter of Credit Amounts36
ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS36
2.01	Loans36
2.02	Borrowings of Loans.36
2.03	Letters of Credit.37
2.04	Increase Commitments.45
2.05	Prepayments.47
2.06	Termination or Reduction of Commitments48
2.07	Repayment of Loans48
2.08	Interest.48
2.09	Fees.49
2.10	Computation of Interest and Fees.50
2.11	Evidence of Debt50
2.12	Payments Generally; Administrative Agent’s Clawback.50
2.13	Sharing of Payments by Lenders52
2.14	Defaulting Lenders.53
2.15	Cash Collateral.55
ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY56
3.01	Taxes.56
3.02	Increased Costs.61
3.03	Mitigation Obligations; Replacement of Lenders.62
3.04	Survival63
ARTICLE IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS63
4.01	Conditions of Initial Credit Extension63
4.02	Conditions to all Credit Extensions65
ARTICLE V.	REPRESENTATIONS AND WARRANTIES66
5.01	Existence, Qualification and Power66
5.02	Authorization; No Contravention66
5.03	Governmental Authorization; Other Consents66
5.04	Binding Effect67

i

5.05	Financial Statements; No Material Adverse Effect.67
5.06	Litigation67
5.07	No Default67
5.08	Ownership of Property; Liens68
5.09	Environmental Compliance68
5.10	Insurance68
5.11	Taxes68
5.12	ERISA Compliance69
5.13	Subsidiaries; Equity Interests69
5.14	Margin Regulations; Investment Company Act.69
5.15	Disclosure70
5.16	Compliance with Laws70
5.17	Intellectual Property; Licenses, Etc.70
5.18	Sanctions Concerns and Anti-Corruption Laws70
5.19	Educational Law Compliance71
5.21	No Broker Fees.74
5.23	EEA Financial Institution74
5.24	Labor Matters74
5.25	Designation as Senior Indebtedness75
ARTICLE VI.	AFFIRMATIVE COVENANTS75
6.01	Financial Statements75
6.02	Certificates; Other Information76
6.03	Notices78
6.04	Payment of Obligations79
6.05	Preservation of Existence, Etc.79
6.06	Maintenance of Properties80
6.07	Maintenance of Insurance80
6.08	Compliance with Laws80
6.09	Books and Records80
6.10	Inspection Rights81
6.11	Use of Proceeds81
6.12	Formation of Subsidiaries81
6.13	Educational Approvals81
6.15	Covenant to Guarantee Obligations83
6.16	Covenant to Give Security; Minimum Collateral Balance83
6.17	Further Assurances84
6.18	Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions84
6.19	Cash Management85
6.20	Federal Funds Accounts85
6.21	Post-Closing Covenants85
ARTICLE VII.	NEGATIVE COVENANTS86
7.01	Liens86

7.02	Investments87
7.03	Indebtedness88
7.04	Fundamental Changes89
7.05	Dispositions89
7.06	Restricted Payments90
7.07	Change in Nature of Business91
7.08	Transactions with Affiliates91
7.09	Burdensome Agreements91
7.10	Use of Proceeds91
7.11	Financial Covenants92
ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES93
8.01	Events of Default93
8.02	Remedies Upon Event of Default96
8.03	Application of Funds96
ARTICLE IX.	ADMINISTRATIVE AGENT98
9.01	Appointment and Authority98
9.02	Rights as a Lender98
9.03	Exculpatory Provisions98
9.04	Reliance by Administrative Agent99
9.05	Delegation of Duties100
9.06	Resignation of Administrative Agent100
9.07	Non-Reliance on Administrative Agent and Other Lenders102
9.08	No Other Duties, Etc.102
9.09	Administrative Agent May File Proofs of Claim102
9.10	Collateral and Guaranty Matters104
9.11	Secured Cash Management Agreements and Secured Hedge Agreements105
9.12	Certain ERISA Matters105
9.13	Payments in Error106
ARTICLE X.	GUARANTEES109
10.11	Keepwell112
ARTICLE XI.	MISCELLANEOUS112
11.01	Amendments, Etc112
11.02	Notices; Effectiveness; Electronic Communication.114
11.03	No Waiver; Cumulative Remedies; Enforcement116
11.04	Expenses; Indemnity; Damage Waiver.116
11.05	Payments Set Aside119
11.06	Successors and Assigns119
11.07	Treatment of Certain Information; Confidentiality123

11.08	Right of Setoff124
11.09	Interest Rate Limitation125
11.10	Counterparts; Integration; Effectiveness125
11.11	Survival of Representations and Warranties125
11.12	Severability125
11.13	Replacement of Lenders126
11.14	Governing Law; Jurisdiction; Etc.126
11.15	Waiver of Jury Trial127
11.16	Subordination128
11.17	No Advisory or Fiduciary Responsibility128
11.18	Electronic Execution of Assignments and Certain Other Documents129
11.19	USA PATRIOT Act129
11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions129
11.21	Acknowledgement Regarding any Supported QFCs130

SCHEDULES

1.01Existing Letters of Credit

2.01Commitments and Applicable Percentages

5.06Litigation

5.09Environmental Matters
5.13Subsidiaries; Other Equity Investments; Equity Interests in the Borrower
5.17Intellectual Property Matters

5.19Title IV Matters
7.01Existing Liens
7.03Existing Indebtedness

EXHIBITS

ALoan Notice

BNote

CCompliance Certificate

DAssignment and Assumption

EAdditional Guarantor Supplement

v

CREDIT AGREEMENT

This Credit Agreement (“Agreement”) is entered into as of September 8, 2021, among Perdoceo Education Corporation, a Delaware corporation (the “Borrower”), certain of the direct and indirect Domestic Subsidiaries of the Borrower, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Wintrust Bank, N.A., as Administrative Agent and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lenders and the L/C Issuer make loans and other financial accommodations to the Loan Parties in an aggregate amount of up to $125,000,000.

WHEREAS, the Lenders and the L/C Issuer have agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accrediting Body” means any entity or organization that has been recognized by the DOE as a reliable authority as to the quality of training offered by “institutions of higher education”, “proprietary institutions of higher education” or “educational programs” (as those terms are defined by the DOE) under 34 C.F.R. Part 602 as promulgated by the DOE and which engages in granting or withholding Accreditation or similar approval for postsecondary educational institutions, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such institutions.

“Accreditation” means the status of public recognition granted by any Accrediting Body to an educational institution that meets the Accrediting Body’s standards and requirements applicable to the institution.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line or segment of business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that (i) the Borrower or the Subsidiary is the surviving entity or (ii) after giving effect to such merger or consolidation, such other Person has become a Subsidiary of the Borrower; provided that in no event shall the formation or establishment of a Subsidiary or the capitalization of or transfer to such Subsidiary of any existing assets or business of any Subsidiary constitute an Acquisition.

“Administrative Agent” means Wintrust Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth in Section 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adverse Educational Agency Action” means (a) notification by the DOE, pursuant to Subpart G of 34 C.F.R. Part 668, of its intent to suspend, terminate or materially limit Title IV Program funding for the Borrower, any Subsidiary or any Educational Institution; or (b) notification by an Educational Agency other than the DOE of its intent to suspend, terminate, withdraw, limit or not renew an Educational Approval of the Borrower, any Subsidiary or any Educational Institution, provided, that this clause (b) specifically does not apply (i) to an action by an Educational Agency to place an Educational Institution on reporting, monitoring or equivalent status or to show cause or to otherwise demonstrate in a timely submitted response why any Educational Approval should not be suspended, terminated, withdrawn, materially limited or not renewed until such time as such Educational Institution has had the opportunity to respond (either in writing or in person) to such show cause and the Educational Agency has determined following such response to suspend, terminate, withdraw, materially limit, or not renew the Educational Approval of such Educational Institution or (ii) to the extent that such suspension, termination, withdrawal, limitation or non renewal would not reasonably be expected to have a Material Adverse Effect.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders, which as of Closing Date, equals $125,000,000 in the aggregate.

“Agreement” means this Credit Agreement, as amended, supplemented, restated or otherwise modified in accordance with the terms hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Loan Party or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.14.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 (as it may be amended in accordance with the terms hereof) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means, as to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“ARPA” means the American Rescue Plan Act of 2021 (Public Law No. 117-‑2), as amended, and the rules and regulations promulgated thereunder.

“Arrangers” means Wintrust Bank, N.A. and BMO Harris Bank N.A., as joint lead arrangers and joint book runners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2020, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership of the Loan Parties as required by 31 C.F.R. § 1010.230 (as amended, modified or supplemented from time to time), in form and substance satisfactory to the Lenders.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Defense Claim” means a claim for Title IV Program loan forgiveness submitted by a Title IV Program loan borrower to the DOE pursuant to 34 C.F.R. Section 685.222, or any successor regulations thereto, and for which the DOE may initiate recovery proceedings against a postsecondary educational institution pursuant to 34 C.F.R. Section 668.87, or any successor regulations thereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Leases” means all leases that, in accordance with GAAP, are required to be recorded as capitalized leases.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law No. 116-136), as amended, and the rules and regulations promulgated thereunder.

“Cash Collateral Event” means any time that:

(i) Domestic Cash is less than the sum of (a) $156,250,000 plus (b) (I) 125% multiplied by (II) the aggregate amount of all Incremental Amounts; or

(ii) a Cash Collateral Regulatory Event shall have occurred.

“Cash Collateral Event Period” means (I) if such Cash Collateral Event occurred pursuant to clause (i) of the definition thereof, the period from the date of a Cash Collateral Event and to the date Domestic Cash is greater than the sum of (a) $156,250,000 plus (b) (1) 125% multiplied by (2) the aggregate amount of all Incremental Amounts for a period of sixty (60) consecutive calendar days and (II) if such Cash Collateral Event occurred pursuant to any other clause of the definition thereof, the period beginning on the date of a Cash Collateral Event and ending on the date the Cash Collateral Event is no longer continuing.

“Cash Collateral Regulatory Event” means, as the context may require, with respect to one or more Educational Institutions: (a) an Adverse Educational Agency Action where such action shall not have been stayed and subsequently removed, withdrawn, resolved or otherwise terminated within 30 days thereafter; (b) a failure to maintain its eligibility to participate in Title IV Programs (including without limitation any suspension or termination of Title IV funding, any material limitation of Title IV Program funding or Title IV Program participation, or any imposition of Cash Reimbursement or Heightened Cash Monitoring Level II procedures (as defined by 34 C.F.R. Sections 668.162(c) and (d)(2), respectively), except to the extent that (i) such failure to maintain, suspension, termination, material limitation or imposition is removed, withdrawn, resolved or otherwise terminated within 30 days thereafter or (ii) such material limitation or imposition does not result in a Cash Collateral event pursuant to clause (i) of the definition of Cash Collateral Event; (c) [reserved]; (d) [reserved]; (e) a failure to (i) meet the Non-Title IV Revenue Requirement with respect to a single fiscal year and (ii) meet the Non-Title IV Revenue Requirement for the immediately subsequent fiscal year as determined on a projected annualized basis upon the end of the first quarter of such fiscal year; (f) the preliminary imposition of any fine, liability, disallowance or other sanction instituted against the Borrower, any Subsidiary, or any Educational Institution by the DOE or any other Educational Agency or Governmental Authority in an amount that, giving immediate effect to the payment thereof on a pro forma basis, would cause a Cash Collateral Event pursuant to clause (i) of the definition thereof; provided, that to the extent the Borrower certifies to the Administrative Agent that the Borrower is owed an indemnity by any Person in respect of such fine, liability, disallowance or monetary sanction, for purposes of this definition, such fine, liability, disallowance or monetary sanction shall be reduced by the amount of such indemnity; provided further, that if the Borrower has not received payment of such indemnity within nine months after the final administrative imposition of such fine, liability, disallowance or monetary sanction, the full amount thereof shall be reinstated for purposes of this definition; (g) receipt of notification from the DOE that any single educational program or any group of educational programs, which individually or in the aggregate, comprise 20% or more of the Student Enrollments, loses eligibility to participate in Title IV Programs for any reason, except to the extent that such loss, after giving pro forma effect thereto for the most recently ended fiscal quarter for which a compliance certificate has been delivered, could not reasonably be expected to result in a Cash Collateral Event pursuant to clause (i) of the definition of Cash Collateral Event.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their reasonable discretion, other credit support (including backup letters of credit), in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three (3) years from the date of acquisition, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within three (3) years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing within three (3) years from the date of creation thereof and, at the time of acquisition, having a rating of at least A‑1 from S&P or at least P‑1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within three (3) years from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is fully insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or

(d) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System, (g) investments in money market funds substantially all of whose assets primarily are invested in the types of assets described in clauses (a) through (f) above, and (h) such other “Eligible Instruments for Direct Investment” as set forth in the Career Education Corporation Cash Investment Policy dated March 1, 2021 (without regard to any amendments, supplements or other modifications thereto).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer, and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code in which the Borrower or any Loan Party is a United States shareholder within the meaning of Section 951(b) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or Educational Agency or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or Educational Agency; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)the replacement of a majority of the Board of Directors of the Borrower arising from an actual solicitation of proxies or consents initiated by or on behalf of any person or group other than those Persons nominated or appointed by the majority of the Board of Directors of the Borrower; or

(c)any change in ownership or control of the Borrower, any Subsidiary, any Educational Institution, or any Person having an ownership interest in the Borrower, any Subsidiary or any Educational Institution resulting in a change of control pursuant to 34 C.F.R. § 600.31.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Cohort Default Rate” shall have the meaning ascribed to such term in 34 C.F.R. § 668 Subpart N.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties, which for the avoidance of doubt does not include any Federal Funds Account.

“Collateral Account” means a deposit account of the Loan Parties established pursuant to Section 2.15 and maintained with and subject to a deposit account control agreement in favor of the Administrative Agent, which for the avoidance of doubt does not include any Federal Funds Account.

“Collateral Documents” means the Security Agreement, and all other security agreements, pledge agreements, assignments, financing statements, control agreements, and other documents as shall from time to time secure or relate to the Secured Obligations or any part thereof.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 (as such schedule is amended from time to time pursuant to the terms hereof, including Section 2.04) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP, consistently applied.

“Consolidated EBITDAR” means, with reference to any period and any Person, Consolidated Net Income for such period, plus, without duplication, all amounts deducted in arriving at such Consolidated Net Income amount in respect of (a) Consolidated Interest Expense for such period, (b) federal, state, and local income taxes of such Person and its Subsidiaries for such period, (c) depreciation of fixed assets and amortization of intangible assets of such Person and its Subsidiaries for such period and (d) rental expenses payable under leases of real or personal, or mixed, property of such Person and its Subsidiaries.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDAR, less (ii) the aggregate amount of all non-financed cash Capital Expenditures, less (iii) Restricted Payments paid in cash, less (iv) the aggregate amount of all taxes paid in cash, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for the four fiscal quarters of the Borrower then ended; to (b) the greater of (x) one (1), and (y) the sum of (i) Consolidated Interest Expenses to the extent paid in cash, (ii) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt for borrowed money and regularly scheduled principal payments thereon, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.03, (iii) rental expenses payable under leases of real or personal, or mixed, property, and (iv) payments made under operating leases, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for the four fiscal quarters of the Borrower then ended.

“Consolidated Interest Expense” means, with reference to any period and any Person, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by such Person and its Subsidiaries on a Consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period and any Person, the net income (or net loss) of such Person and its Subsidiaries for such period computed on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net

Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, such Person or another Subsidiary, (b) the net income (or net loss) of any Person (other than a Subsidiary) in which such Person or any of its Subsidiaries has an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries during such period, and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CRRSAA” means the Coronavirus Response and Relief Supplemental Appropriations Act, 2021 (Public Law No. 116-260), as amended, and the rules and regulations promulgated thereunder.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness under Section 7.03(f).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Prime Rate minus (ii) 1.00% plus (iii) 2% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In-Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer and each other Lender promptly following such determination.

“Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any Sanctions.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“DOE” means the United States Department of Education and any successor agency administering federal student financial assistance under Title IV.

“DOE Approval” shall mean a Program Participation Agreement (provisional or full), both issued and executed by the DOE.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Cash” means, at any time the same is determined, the sum of cash and Cash Equivalents of the Loan Parties maintained with the Administrative Agent and its Affiliates, the Lenders and UBS AG at such time; provided that, in each case, such cash and Cash Equivalents shall be subject to a perfected Lien in favor of the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Educational Agency” means any entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates postsecondary educational institutions in accordance with standards relating to the performance, operation, financial condition or academic standards of such institutions, including (a) the DOE, (b) any Accrediting Body or any State Educational Agency whose approval is required by Title IV Program regulations for the institution or an educational program operated thereby to participate in the Title IV Programs, (c) the U.S. Department of Veterans Affairs and Title 38 state approving agencies with respect to federal veterans education benefits programs, and (d) the U.S. Department of Defense with respect to its tuition assistance program.

“Educational Approval” means any license or authorization from any State Educational Agency, an Accreditation, or a DOE Approval required to be issued by an Educational Agency for any Educational Institution or any location, branch, learning site, campus addition, satellite, temporary space or classroom expansion thereof to (i) operate in the manner it currently operates or to offer each of its educational programs (including any programs that are not eligible for Federal Education Assistance Funds but for which approval is required in order to include the funds derived therefrom as funds other than Federal Education Assistance Funds when determining compliance with the Non-Title IV Revenue Requirement), (ii) participate in SARA or offer programs online or through other distance education delivery methods, or (iii) participate in Title IV Programs.

“Educational Institution” shall mean the main campus that has been designated by the DOE as an eligible institution, issued a DOE Approval and assigned an OPE ID number, and any associated additional locations, branch campuses, and other facilities at which the institution provides all or part of an educational program.

“Educational Law” means any statute, law, regulation, rule, order, or binding standard issued or administered by, or related to, any Educational Agency.

“Educational Loan” means any student loan made, insured, or originated under Title IV.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member

Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Student Accounts Receivable” means accounts receivable from students that have not been previously written-off or are not fully reserved against by the applicable Educational Institution.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means, any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants (provided that the underlying options and/or warrants were not issued solely to avoid any prepayment that would have been otherwise required pursuant to Section 2.05(e)), (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, and (c) any issuance of options or warrants relating to its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition or any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA and ongoing Plan contributions, upon the Borrower or any ERISA Affiliate; or (g) with respect to any Multiemployer Plan, the filing of a notice of “critical” status under Section 432 of the Code or Section 305 of ERISA, or the filing of a notice of insolvency or termination.

“Erroneous Payment” has the meaning specified in Section 9.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.13(d).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.13(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.13(d).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Property” has the meaning given thereto in the Security Agreement.

“Excluded Subsidiary” means, collectively, (a) each Immaterial Subsidiary, (b) each CFC, (c) each FSHCO, and (d) each Subsidiary that is held directly or indirectly by a CFC; provided that, if any Immaterial Subsidiary, CFC, FSHCO or other Subsidiary that is held directly or indirectly by a CFC guarantees any other Indebtedness permitted hereunder or pledges any of its assets or suffered a pledge of more than 65% of its Voting Stock, to secure, directly or indirectly, any Indebtedness permitted hereunder, such Subsidiary, shall concurrently with the consummation of such guarantee, become a Guarantor hereunder.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell, support or other agreement for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Loan Party, or the grant of such Loan Party of a Lien becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or Liens is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c) amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means those certain letters of credit set forth on Schedule 1.01(d).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of Involuntary Dispositions), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Education Assistance Funds” means (a) with respect to any fiscal year of the Borrower ending on or before December 31, 2022, Title IV Program Funds; and (b) with respect to any fiscal year of the Borrower ending on or after January 1, 2023, Title IV Program Funds and all federal programs of postsecondary student financial assistance required by DOE regulation to be included in the numerator of the Non-Title IV Revenue Requirement calculation under 34 C.F.R. Sections 668.14 and 668.28, or any successor regulation thereto.

“Federal Funds Account” means any deposit account of the Borrower or Subsidiary established to hold, and exclusively holding, Title IV Program Funds under the terms of 34 C.F.R. Sections 668.161(b) and 668.163 and which includes the phrase “Federal Funds” in the name of such deposit account, and which shall be segregated from any operating accounts of the Borrower or Subsidiary.

“Federal Funds Rate” means the fluctuating interest rate determined by the Administrative Agent in good faith to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (CT time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined.

“Fee Letter” means the letter agreement, dated September 8, 2021, between the Borrower and the Administrative Agent.

“Foreign Lender” means with respect to the Borrower, (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Subsidiary substantially all of the assets of which constitute the Equity Interests of CFCs.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), but excluding any Educational Agency.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.15.

“Guaranty” means the guaranty set forth in Article X hereof and any other guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders consistent with the terms of Article X and otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a Loan Party is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Hedge Agreement with a Loan Party, in each case in its capacity as a party to such Hedge Agreement.

“HEA” means the Higher Education Act of 1965, as amended, 20 U.S.C. Section 1001 et seq., and its implementing regulations, and any amendments or successor statutes or regulations thereto.

“HEERF Program” means the Higher Education Emergency Relief Fund as a program of federal financial assistance to institutions of higher education and postsecondary students, administered by the DOE pursuant to section 18004 of the CARES Act, section 314 of the CRRSSA, section 2003 of the ARPA, and any successor or supplemental statutes thereto.

“Honor Date” is defined in Section 2.03(c)(i) hereof.

“Immaterial Subsidiary” means, for any date of determination, any Subsidiary (a) the Consolidated EBITDAR of which, together with the Consolidated EBITDAR of all other Immaterial Subsidiaries, equals less than 5.0% of Consolidated EBITDAR on a pro forma basis for the most recently ended period of four fiscal quarters and (b) the total assets of which (including capital stock in other subsidiaries and excluding investments that are eliminated in consolidation), together with the consolidated total assets of all other Immaterial Subsidiaries, equals less than 5.0% of consolidated total assets of the Borrower and its Subsidiaries) for the most recently ended period of four fiscal quarters; provided, if at any time and from time to time after the Closing Date, the Consolidated EBITDAR or consolidated assets, in either case, of such Immaterial Subsidiaries exceed the thresholds set forth above for the most recently ended period of four fiscal quarters, then the Borrower shall, not later than thirty (30) days after the date by which financial statements for such period are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent that one or more of such Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.15 and 6.16 applicable to such Subsidiaries; provided further that no subsidiary that owns, or holds exclusive rights in, any material Intellectual Property shall be an Immaterial Subsidiary; provided further that, none of American InterContinental University System, Inc., AIU Online, LLC, Trident University International, LLC, Words of Wisdom, LLC, CEC Real Estate Holding, Inc., Colorado Technical University, Inc., Colorado Tech, Inc., Career Education Student Finance LLC, CEC Employee Group, LLC, Marlin Acquisition Corp., and CEC Educational Services, LLC may be included as an “Immaterial Subsidiary.”

“Increase Effective Date” is defined in Section 2.04(d) hereof.

“Incremental Amount” is defined in Section 2.04(a) hereof.

“Incremental Facility” is defined in Section 2.04(a) hereof.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)obligations of such Person under any Swap Contract;
(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, except for those being contested in good faith not past due for more than 90 days after the due date on which such trade payable or account payable was created);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness in respect of Capitalized Leases of such Person and all Synthetic Debt of such Person;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means the last Business Day of each month and the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or substantially all assets of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, but excluding any Educational Law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Wintrust Bank, N.A., in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that, solely while the Existing Letters of Credit are outstanding, Bank of Montreal shall also be deemed an L/C Issuer hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns and, unless the context requires otherwise, includes the Swingline Lender.

“Lending Office” means, as to the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include each Existing Letter of Credit solely until the termination date of such Existing Letter of Credit as in effect on the Closing Date (without giving effect to any extensions or auto-renewals thereof), which termination date is set forth on Schedule 1.01 hereof.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Cash Collateral” has the meaning specified in Section 6.16.

“Loan Collateral Account” has the meaning specified in Section 6.16.

“Loan Documents” means this Agreement, the Notes (if any), the Guaranty, the Collateral Documents, each Issuer Document and each other document executed and delivered hereunder or thereunder.

“Loan Notice” means a notice of a Borrowing pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document to which it is a party.

“Maturity Date” means September 8, 2024; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, and (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a), an amount equal to 105% of the Outstanding Amount of all L/C Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 3(37) of ERISA), to which the Borrower has an ongoing obligation to contribute.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

“New Lenders” is defined in Section 2.04(b) hereof.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Title IV Revenue Requirement” means the Title IV Program requirement that an Educational Institution derive no more than a certain percentage of its revenues for any fiscal year from Federal Education Assistance Funds, as set forth in Section 487(a)(24) of the HEA and implemented by the DOE at 34 C.F.R. Sections 668.14(b)(16) and 668.28, or any successor statutory or regulatory provisions thereto.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including reasonable attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Loan Parties to the Lenders, the L/C Lender or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that with respect to any Loan Party, any debts, liabilities and obligations Guaranteed by such Loan Party shall exclude all Excluded Swap Obligations.  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorney’s fees and expenses, and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligations of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party, in each case in connection with and pursuant to the terms of the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.03).

“Outstanding Amount” means, (i) with respect to Loans on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning specified in Section 9.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans as set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (excluding any Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisitions” means Acquisitions by the Borrower or any of its Subsidiaries of Persons and/ or assets where no Event of Default exists either before or after the proposed Permitted Acquisition, no Cash Collateral Event Period exists at the time of the proposed Permitted Acquisition, no Cash Collateral Event would exist on a pro forma basis after giving effect to the Permitted Acquisition, and that meet each of the following criteria:

(i)

the Persons or assets to be acquired are in (or used in) a business substantially related or incidental to those lines of business conducted by the Borrower and its Subsidiaries (including a training services business) and the prior, effective written consent or approval of such Acquisition of the board of directors or equivalent governing body, or the stockholders, as appropriate, of the other party or parties has been obtained, would not be perceived by the Person or assets to be acquired as hostile in nature;

(ii)

any Acquisitions where, if the target is an institution that possesses a DOE Approval or Accreditation, such target is in good standing with the DOE, if applicable, all applicable Accrediting Bodies and all applicable State Educational Agencies, it being understood that, for purposes hereof, the failure to be in good standing means the target shall have received an order, notice or other decision that such institution’s eligibility for Title IV Program participation, Accreditation, or authority under applicable state law to provide postsecondary education programs, as applicable, will be withdrawn, revoked, terminated, materially limited or materially conditioned;

(iii)

in respect of any Acquisition with Total Consideration in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent (in form and detail reasonably satisfactory to the Administrative Agent) the following:

(a)simultaneously with, or as soon as practicable after, the first public announcement of the Borrower’s intention to consummate an Acquisition, a brief summary of the substantive terms thereof, or if available, a copy of the executed purchase or merger agreement related thereto, together with a copy of such announcement;

(b)at least 10 days prior to the consummation of such Acquisition (unless the first public announcement thereof or the execution of the relevant purchase or merger agreement occurs later, in which case upon such later date), (x) a copy, certified by a Responsible Officer of the Borrower, of the executed purchase contract or merger agreement relating to such Acquisition;

(c)an officer’s certificate, executed by a Responsible Officer of the Borrower, dated the date of consummation of such Acquisition, certifying (1) that immediately before and after giving effect to such Acquisition no Default has occurred and is continuing or will exist, (2) that the Borrower is in compliance with the financial covenants set forth in Section 7.11 hereof on a pro forma basis for the most recently ended period for which financial statements are required to have been provided under Section 6.01 after giving effect to such Acquisition, and (3) that the Acquisition is a Permitted Acquisition; and

(d)at the Administrative Agent’s reasonable request, and if the Person or assets to be acquired is a Title IV eligible institution or otherwise subject to requirements of any accrediting agency, or is engaged in the making, insuring or originating of Educational Loans or Private Educational Loans, as applicable, a regulatory review of a scope reasonably satisfactory to the Administrative Agent with respect to such Person or assets, and evidence that all required consents of applicable Educational Agencies for such Acquisition have been obtained.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; and (e) the sale or disposition of Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or the Subsidiaries or any such Plan to which the Borrower or the Subsidiaries is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Prime Rate” means, for any day, the rate per annum equal to the greater of:  (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Prime Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), and (b) 4.00%.

“Prime Rate Loan” means a Loan that bears interest based on the Prime Rate.

“Private Educational Loan” means any student loan provided by a lender that is not made, insured or guaranteed under Title IV, or by the institution itself, and is issued expressly for postsecondary educational expenses.

“Program Participation Agreement” has the meaning ascribed to such term in 34 C.F.R. Section 668.14(a)(1), and includes a provisional program participation agreement.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, if there are two (2) or more Lenders, then Required Lenders means at least two (2) such Lenders; provided further that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer, as the case may be, in making such determination.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, secretary, assistant treasurer or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in “cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or of any option, warrant or other right to acquire any such Equity Interest or on account of any warrant or other right to acquire any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof) or the issuance of any Equity Interest or acceptance of any capital contributions.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations at such time.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person located, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b) above.

“Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government (including those administered by OFAC or the United States Department of State), or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates.

“SARA” means the state authorization reciprocity agreements administered by the National Council for State Authorization Reciprocity Agreements and its member states for the purpose of approving institutions offering distance education courses and programs.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, among the Loan Parties and the Administrative Agent.

“Secured Cash Management Agreement” means any Cash Management Agreement between or among any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement between or among any Loan Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all existing or future payment and other obligations owing by any Loan Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement, and (c) all Erroneous Payment Subrogation Rights; provided that the “Secured Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Significant Regulatory Event” means, as the context may require, with respect to one or more Educational Institutions, (a) an Adverse Educational Agency Action where such action shall not have been stayed and subsequently removed, withdrawn, resolved or otherwise terminated within 18 months thereafter; (b) a failure to maintain its eligibility to participate in Title IV Programs (including without limitation any suspension or termination of Title IV funding, any material limitation of Title IV Program funding or Title IV Program participation, or any imposition of Cash Reimbursement or Heightened Cash Monitoring Level II procedures (as defined by 34 C.F.R. Sections 668.162(c) and (d)(2), respectively), except to the extent that (i) such failure to maintain, suspension, termination, material limitation or imposition is stayed and subsequently removed, withdrawn, resolved or otherwise terminated within 18 months thereafter or (ii) such material limitation or imposition does not result in a Cash Collateral event pursuant to clause (i) of the definition of Cash Collateral Event; (c) a failure to maintain in effect any of its Educational Approvals, except to the extent failure to maintain such approval would not reasonably be expected to have a Material Adverse Effect; (d) the issuance by the DOE of a draft Cohort Default Rate for any Educational Institution that, individually or in the aggregate with such Educational Institution’s Cohort Default Rates for preceding federal fiscal years, would upon becoming a final Cohort Default Rate result in a loss of the Educational Institution’s eligibility to participate in Title IV Programs and the Borrower determines in good faith that such Cohort Default Rate is not reasonably likely to improve so as to avoid the loss of the Educational Institution’s eligibility to participate in Title IV Programs; (e) a failure to (i) meet the Non-Title IV Revenue Requirement with respect to a single fiscal year and (ii) meet the Non-Title IV Revenue Requirement for the immediately subsequent fiscal year as determined on a projected annualized basis upon the end of the second quarter of such fiscal year; (f) the final imposition, after exhaustion of any administrative appeal or remedies, of any fine, liability, disallowance or other sanction instituted against the Borrower, any Subsidiary, or any Educational Institution by

the DOE or any other Educational Agency or Governmental Authority in an amount that, giving immediate effect to the payment thereof on a pro forma basis, would cause Cash Collateral Event pursuant to clause (i) of the definition thereof; provided, that to the extent Borrower certifies to Administrative Agent that Borrower is owed an indemnity by any Person in respect of such fine, liability, disallowance or monetary sanction, for purposes of this definition, such fine, liability, disallowance or monetary sanction shall be reduced by the amount of such indemnity; provided further, that if Borrower has not received payment of such indemnity within nine months after the final administrative imposition of such fine, liability, disallowance or monetary sanction, the full amount thereof shall be reinstated for purposes of this definition; or (g) receipt of notification from the DOE that any single educational program or any group of educational programs, which individually or in the aggregate, comprise 25% or more of the Student Enrollments, loses eligibility to participate in Title IV Programs for any reason, except to the extent that such loss, after giving pro forma effect thereto for the most recently ended fiscal quarter for which a compliance certificate has been delivered, could not reasonably be expected to result in a Cash Collateral Event pursuant to clause (i) of the definition of Cash Collateral Event.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the Consolidated property of such Person is greater than the total amount of Consolidated liabilities of such Person; (b) the present fair saleable value of the Consolidated assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s Consolidated property would constitute an unreasonably small capital; and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

“State Educational Agency” means any state educational licensing body that provides any license, permit, certification or other authorization necessary for any institution or school to provide postsecondary education or any educational program in that state.

“Student Enrollments” means the aggregate number, as of the last day of the most recently completed calendar month, of full-time and part-time students enrolled and in attendance in all Educational Institutions pursuant to enforceable enrollment contracts or similar agreements.

“Subordinated Debt” means Indebtedness incurred by any Loan Party which by its terms (a) is subordinated in right of payment to the prior payment of the Obligations and (b) contains other terms, including, without limitation, standstill, interest rate, maturity and amortization, and insolvency-related provisions, in all respects acceptable to the Administrative Agent in its sole discretion.

“Subordinated Debt Documents” means all agreements (including, without limitation intercreditor agreements, instruments and other documents) pursuant to which Subordinated Debt has been or will be issued or otherwise setting forth the terms of any Subordinated Debt.

“Subordinated Provisions” has the meaning specified in Section 8.01(q).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Bank” means any Lender or an Affiliate of a Lender in its capacity as a party to a Swap Contract entered into after the date of the Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $20,000,000.

“Title IV” means Title IV of the HEA.

“Title IV Letter of Credit” means a letter of credit required by the DOE to enable the Borrower, any Subsidiary or an Educational Institution to satisfy the DOE’s requirements of financial responsibility necessary for continued eligibility to participate in Title IV Programs, including any letter of credit due to late refunds under 34 C.F.R. Section 668.173.

“Title IV Programs” means the programs of federal student financial assistance administered pursuant to Title IV.

“Title IV Program Funds” means, when used herein, all funds provided pursuant to Title IV, including in particular those funds provided pursuant to the Title IV Programs identified in 34 C.F.R. Section 668.1(c) or any successor regulation.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Prime Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of indebtedness assumed in connection with such Acquisition.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.21.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligations in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and

Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Any and all references to “Borrower” regardless of whether preceded by the term a, any, each of, all, and/or, or any other similar term shall be deemed to refer, as the context requires, to each and every (and/or any one or all) parties constituting the Borrower, individually and/or in the aggregate.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a Person shall constitute a separate Person hereunder (and each division of any Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (other than financial ratios required by any Governmental Authority or Educational Agency) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.

2.02Borrowings of Loans.

(a)Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (CT) on the requested date of any Borrowing.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Loans to be borrowed.

(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (CT) on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)At any time that Prime Rate Loans are outstanding, the Administrative Agent shall use commercially reasonable efforts to notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Prime Rate promptly following the public announcement of such change; provided, however, that any failure to do so shall in no way reduce, diminish or otherwise affect the Borrower’s obligations hereunder.

2.03Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or for the account of the Borrower and one or more of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or for the account of the Borrower and one or more of its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, and (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)The L/C Issuer shall not issue any Letter of Credit, if:

(A)subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur after the earlier of (x) 30 days prior to the Maturity Date and (y) twelve months after the date of issuance or last extension, unless, in each case, the Required Lenders have approved such expiry date; or

(B)the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority, Educational Agency or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority or Educational Agency with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $10,000;

(D)the Letter of Credit is to be denominated in a currency other than Dollars; or

(E)any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.14(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. (CT) at least four Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer reasonably may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer reasonably may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent reasonably may require.

(ii)Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. (CT) on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Prime Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Prime Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. (CT) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Prime Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Prime Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.

(i)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer.  Each Lender and Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.14, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to (x) the sum of (i) the Prime Rate minus (ii) 1.00% times (y) the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the last day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the applicable rate with respect to the Letter of Credit Fee during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the applicable rate separately for each period during such quarter that such applicable rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.03, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative costs and expenses for each Letter of Credit as established by the L/C Issuer from time to time.

(j)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries of the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04Increase in Commitments.

(a)Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (each such amount being an “Incremental Amount”) not exceeding $50,000,000 (an “Incremental Facility”);

provided that any such request for an Incremental Facility shall be in a minimum amount of $10,000,000.

(b)Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within ten (10) Business Days of delivery of the notice specified in (a) above whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall promptly notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and the L/C Issuer, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement (“New Lenders”) in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower, the Lenders and the New Lenders of the final allocation of such increase and the Increase Effective Date.

(e)Conditions to Effectiveness of Increase.  Any amendment hereto for such Incremental Facility shall be in form and substance reasonably satisfactory to the Administrative Agent (and shall include a revised Schedule 2.01) and, notwithstanding anything to the contrary, shall only require the written signatures of the Administrative Agent, the Borrower, each Lender increasing its Commitment, if applicable, and each New Lender, if applicable.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct, on and as of the Increase Effective Date, and except that for purposes of this Section, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) both before and after giving effect to the Incremental Facility, (x) no Default exists and (y) the Borrower is in compliance with the financial covenants set forth in Section 7.11 hereof on a pro forma basis (which shall include the Incremental Amount in the calculations thereof as if fully drawn) for the most recently ended period for which financial statements are required to have been provided under Section 6.01.  The Borrower shall deliver or cause to be delivered any other customary documents, including, without limitation, legal opinions) as reasonably requested by the Administrative Agent in connection with any Incremental Facility. The Borrower shall prepay any Loans outstanding on the Increase Effective Date  to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section (it being understood and agreed that the minimum borrowing, pro rata borrowing, and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence).

(f)Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.05Prepayments.

(a)The Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (CT) on the date of prepayment of Prime Rate Loans; and (ii) any prepayment of Prime Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Subject to Section 2.14, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Loans, the Total Outstandings exceed the Aggregate Commitments then in effect.

(c)During a Cash Collateral Event Period, the Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions (other than Permitted Transfers) and Involuntary Dispositions within two (2) Business Days of the date of such Disposition or Involuntary Disposition; provided, however, that so long as no Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied (A) until the aggregate amount of the Net Cash Proceeds derived from any such Disposition or Involuntary Disposition in any fiscal year of the Borrower is equal to or greater than $500,000 and (B) at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition or Involuntary Disposition) to the extent such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in like assets within 180 days after the receipt of such Net Cash Proceeds; provided that, if such Net Cash Proceeds shall have not been so reinvested, such Net Cash Proceeds shall be immediately applied to prepay the Loans .

(d)During a Cash Collateral Event Period, within five (5) Business Days of the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e)During a Cash Collateral Event Period, within five (5) Business Days of the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(f)During a Cash Collateral Event Period, within five (5) Business Days of receipt by any Loan Party or any Subsidiary of any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clauses (c) through (e) of this Section 2.05, the Borrower shall prepay the Loans as hereinafter provided in an aggregate principal amount equal to 100% of all Net Cash Proceeds received therefrom.

(g)Prepayments of the Revolving Facility made pursuant to this Section 2.05(c) through (f), first, shall be applied to the L/C Borrowings, and second, shall be applied to the outstanding Revolving Loans, the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized pursuant to Section 2.05(b), the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the L/C Issuer or the Revolving Lenders, as applicable.

All prepayments under this Section 2.05 shall be without premium or penalty and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. (CT) five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the benefit of the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.08Interest.

(a)Subject to the provisions of subsection (b) below, each Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate minus 1.00%.

(b)(i)If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the written request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Upon the written request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.  The Loan Parties hereby authorize the Administrative Agent to debit all deposit accounts and securities accounts maintained with the Administrative Agent on each Interest Payment Date for the payment of any Secured Obligations then due and owing.

2.09Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to 0.30% times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.14.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the applicable rate with respect to the Commitment Fee during any quarter, the actual daily amount shall be computed and multiplied by the applicable rate separately for each period during such quarter that such applicable rate was in effect.

(b)Other Fees.  The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter;

provided, that the Administrative Agent fee set forth in the Fee Letter shall be prorated based on the number of months from the second anniversary of the Closing Date through the Maturity Date.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10Computation of Interest and Fees.

All computations of interest for Prime Rate Loans  shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

2.11Evidence of Debt.

(a)The Credit Extensions.  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

2.12Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (CT) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. (CT) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon (CT) on the date of such Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required by Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (or within one Business Day with respect to the Borrower) such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Prime Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal

Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) the Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(1)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2)the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14Defaulting Lenders.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender in accordance with clause (b) below, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders or  the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such

L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause Loans and funded and unfunded participations in Letters of Credit Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.15Cash Collateral.

(a)

Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount in respect of L/C Obligations (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)

Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders,

and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in the Collateral Account. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)

Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03,  2.05, 2.14 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)

Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA and the term “Lender” includes any L/C Issuer.

(b)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (f) below.

(ii)If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (f) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Tax Indemnifications.  (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(d)(ii) below (other than any contingent obligations in respect of which no claim for payment has yet been asserted).

(ii)Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(e)Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(f)Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.

In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W‑8BEN‑E (or W‑8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN‑E (or W‑8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)executed copies of IRS Form W‑8ECI;

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax

Compliance Certificate”) and (y) executed copies of IRS form W‑8BEN‑E (or W‑8BEN, as applicable); or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W‑8BEN‑E (or W‑8BEN, as applicable), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)Treatment of Certain Refunds.   Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the L/C Issuer any other condition, cost or expense affecting this Agreement ;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent demonstrable error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.02 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 days period referred to above shall be extended to include the period of retroactive effect thereof).

3.03Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.02, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.03(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.04Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)the Administrative Agent shall have received this Agreement duly executed by the Loan Parties and the Lenders;

(b)if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower;

(c)the Administrative Agent shall have received the Collateral Documents required by Administrative Agent, together with (i) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral, (ii) stock or membership certificates, if any, evidencing the pledged Equity Interests and undated stock or transfer powers duly executed in blank, (iii) [reserved], and (iv) control agreements satisfactory to the Administrative Agent to the extent required by the terms of the Loan Documents, including but not limited to deposit account, securities account, and commodity account control agreements to the extent requested by the Administrative Agent relating to such accounts maintained with BMO Harris Bank N.A., UBS AG, or as required under the Loan Documents;

(d)the Administrative Agent shall have received evidence of insurance in form and substance satisfactory to the Administrative Agent;

(e)the Administrative Agent shall have received copies of each Loan Party’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary (or comparable Responsible Officer);

(f)the Administrative Agent shall have received copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Loan Party’s behalf, all certified in each instance by its Secretary or Assistant Secretary (or comparable Responsible Officer);

(g)the Administrative Agent shall have received copies of the certificates of good standing for each Loan Party (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization, and with respect to the Borrower, the State of Illinois;

(h)the Administrative Agent shall have received the initial fees called for by Section 2.09 to be paid on the Closing Date;

(i)the Administrative Agent shall have received reasonably requested financing statement, tax, and judgment lien search results against each Loan Party and its Property requested by the Administrative Agent;

(j)the Administrative Agent shall have received the favorable written opinion of counsel to the Borrower and the favorable written opinion of regulatory counsel, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(k)the Administrative Agent shall have received a customary closing certificate including a certification as to the financial condition, solvency and related matters, after giving effect to the initial Borrowing under the Loan Documents and the other transactions contemplated hereby;

(l)all existing Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.03) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date;

(m)[reserved];

(n)each of the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 13.24; and the Administrative Agent shall have received a fully executed Internal Revenue Service Form W‑9 (or its equivalent) for each Loan Party;

(o)the Administrative Agent shall have received a fully executed form Federal Reserve form FRU-1; and

(p)each of the Lenders shall have received fully executed Beneficial Ownership Certifications from each of the Loan Parties.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)The representations and warranties of the Borrower and each other Loan Party set forth in this Agreement (determined, in the case of Section 5.19 only, on a pro forma basis after giving effect to any Letter of Credit to be issued under such Request for Credit Extension) and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date) and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof except to the extent such Default would be resolved by the posting of a Title IV Letter of Credit with DOE issued pursuant to the terms and conditions of this Agreement.

(c)The Administrative Agent and, if applicable or the L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)If such proposed Credit Extension is for a Borrowing, no Cash Collateral Regulatory Event shall exist or would result from such proposed Borrowing.

(e)The Borrower shall have complied with the requirements set forth in Section 6.21(a).

Each Request for Credit Extension submitted by the relevant Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01Existence, Qualification and Power.  Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, any Educational Agency, or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except to the extent such failure to obtain any required approval, consent, authorization, notice or filing in connection with the execution and delivery of any Loan Document would not reasonably be expected to have a Material Adverse Effect, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof subject to Liens permitted by Section 7.01 or under any other Loan Document) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, except to the extent failure to obtain such authorization, approval, action, notice or filing would not reasonably be expected to have a Material Adverse Effect, and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

5.05Financial Statements; No Material Adverse Effect.

(a) The most recently delivered Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)The most recently delivered unaudited Consolidated financial statements of the Borrower and its Subsidiaries and the related Consolidated statements of income, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Except as disclosed in any filings made with the SEC, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06Litigation.  Except as disclosed in any filings made with the SEC or as set forth on Schedule 5.06 hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after reasonable investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority or Educational Agency, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08Ownership of Property; Liens.  The Borrower and its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09Environmental Compliance.  The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, no such violations of Environmental Laws and claims could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11Taxes.  The Borrower and its Subsidiaries (a) have filed all Federal, state and other material tax returns and reports (including material foreign tax returns and reports) required to be filed, except to the extent that failure to have done so would not reasonably be expected to result in a Material Adverse Effect, and (b) have paid all foreign, Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (ii) to the extent that failure to have done so would not reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Borrower and its Subsidiaries, there is no proposed tax assessment against the Borrower or any of its Subsidiary that would, if made, have a Material Adverse Effect.

5.12ERISA Compliance.

(a)Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Federal or state Laws. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan and Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has failed to comply with the Pension Funding rules; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA and ongoing contributions in the ordinary course); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan (other than ongoing contributions in the ordinary course); and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13Subsidiaries; Equity Interests.  As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13.  As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14Margin Regulations; Investment Company Act.

(a)No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(b)None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary of any Loan Party is or is required to be registered as an “investment company” under the

Investment Company Act of 1940.  Neither the making of the Loans nor the application of the proceeds or repayment thereof by the Loan Parties, nor the consummation of other transactions contemplated hereunder, will violate any provision of any such act or any rule, regulation or order of the SEC and the DOE.

5.15Disclosure.  Including items as disclosed in the Borrower’s filings with the SEC, the Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact (known to any Loan Party in the case of any document not furnished by a Loan Party) or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that such projections as to future events are not viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results.  The information included in the Beneficial Ownership Certification, as updated in accordance with Section 6.18(b), is true and correct in all material respects

5.16Compliance with Laws.  The Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses and, except as disclosed in Schedule 5.17, are not aware of any conflicts between such rights and the rights of any other Person which could reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any IP Rights is pending or, to the knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18Sanctions Concerns and Anti-Corruption Laws.

(a)None of the Loan Parties, any of their Subsidiaries, any director, officer or employee of any Loan Party or any of their Subsidiaries, nor, to the knowledge of the Borrower,

any agent or representative of any Loan Party or any of their Subsidiaries, is a Sanctioned Person or currently the subject or target of any Sanctions.

(b)The Loan Parties, each of their Subsidiaries, each of the Loan Parties’ and their Subsidiaries’ respective directors, officers and employees, and, to the knowledge of the Borrower, each of the Loan Parties’ and their Subsidiaries’ respective agents and representatives, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(c)The Loan Parties and their Subsidiaries have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties, their Subsidiaries, and the Loan Parties’ and their Subsidiaries’ respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

5.19Educational Law Compliance.  Except (i) as disclosed on Schedule 5.19 as in effect on the Closing Date, (ii) to the extent the failure to comply with any of the following could not reasonably be expected to result in a Material Adverse Effect when such failures are considered individually or in the aggregate, (iii) as may have been previously resolved, with respect to each Educational Institution, or (iv) as would be resolved by the posting of a Title IV Letter of Credit with DOE issued pursuant to the terms and conditions of this Agreement:

(a)Each Educational Institution has received and maintained all licenses, permits, Accreditations and approvals of all Educational Agencies necessary to conduct their business, including without limitation all Educational Approvals necessary for any main campus, branch, learning site, campus addition, satellite, temporary space, classroom expansion or other location thereof, to conduct its operations to offer the educational programs currently offered, including any Educational Approvals required for distance education programs. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval (including all Educational Approvals), or a Significant Regulatory Event or in a finding or disallowance based upon Title IV ineligibility of any Educational Institution or for any branch, learning site, campus addition, satellite, temporary space, classroom expansion or other location thereof, owned or operated by the Borrower or a Subsidiary is pending or, to the knowledge of the Borrower or a Subsidiary, threatened and to their knowledge, no ground exists that could reasonably be expected to result in a Significant Regulatory Event or in any such investigation or proceeding.  To the knowledge of the Borrower and any Subsidiary, there is no ground for any Educational Agency to deny or materially delay the issuance of any Educational Approval.

(b)The Borrower, each Subsidiary and each Educational Institution, including each location or branch thereof, as applicable, have been in compliance with all applicable Educational Laws. Without limiting the foregoing:

(i) each Educational Institution has qualified as an “eligible institution,” as defined in 34 C.F.R. Section 600.2 (and the other applicable sections of the Title IV regulations incorporated therein by reference), has been approved by the DOE for Title IV

Program participation, and has a currently effective Program Participation Agreement with the DOE pursuant to 34 C.F.R. Section 668.14;

(ii) each Educational Institution has qualified as a “proprietary institution of higher education” in accordance with 34 C.F.R. Section 600.5, and each additional location of each Educational Institution in which eligible students receive disbursements of Title IV Program funds has qualified as an eligible location pursuant to 34 C.F.R. Section 600.32;

(iii)each Educational Institution has been in compliance with the applicable limitations for institutional eligibility set forth in 34 C.F.R. § 600.7;

(iv)each Educational Institution has complied with the state authorization requirements set forth at 34 C.F.R. Section 600.9 and any amendment or successor regulation thereto, including but not limited to all requirements pertaining to the offering of programs via distance education;

(v)each Educational Institution has complied with the Non-Title IV Revenue Requirement, as such is required to be calculated under 34 C.F.R. Section 668.14 and 668.28;

(vi)each Educational Institution has timely reported any shifts in ownership or control, or the addition of new educational programs or locations, in compliance with 34 C.F.R. Part 600;

(vii)no Educational Institution, nor any location thereof, in which eligible students receive disbursements of Title IV Program funds, has closed, ceased operating, ceased offering instruction during any time period, or otherwise lost eligibility as defined in 34 C.F.R. Section 600.40 under the direction, order or other mandate of the DOE or any other Educational Agency, or as a result of the imposition of any finding of liability or disallowance imposed by the DOE or any other Educational Agency, or following the initiation of any investigation, inquiry, program review or other type of compliance review, audit (including an audit by the Office of Inspector General) by the DOE, any Accrediting Body or any other Educational Agency;

(viii)each Educational Institution and each of its educational programs in which students who receive Title IV Program funds are enrolled has operated in compliance with the credit hour definition in 34 C.F.R. Section 600.2, the academic year definition set forth in 34 C.F.R. Section 668.2 and the eligible program regulations set forth in 34 C.F.R. Sections 668.8 and 668.9;

(ix)each Educational Institution has complied with the terms of its Program Participation Agreement and the requirements of 34 C.F.R. Section 668.14, including without limitation the prohibition on the payment of commissions, bonuses, or other incentive payments set forth in 34 C.F.R. Section 668.14(b)(22);

(x)each Educational Institution has complied with the standards of administrative capability set forth in 34 C.F.R. Section 668.16;

(xi)each Educational Institution has complied with the DOE regulations and standards governing the determination of student eligibility for Title IV Program Funds and the awarding and disbursing of such funds to its students, and the regulations set forth in 34 C.F.R. Sections 668.22 and 682.605, Parts 682 and 685, regarding applicable returns of Title IV Program Funds;

(xii)each Educational Institution has complied with the third-party servicer regulations set forth in 34 C.F.R. Section 668.25;

(xiii)no Educational Institution has been placed by the DOE on Cash Reimbursement or Heightened Cash Monitoring Level II procedures (as defined by 34 C.F.R. Sections 668.162(c) and (d)(2), respectively;

(xiv)the Borrower, each Subsidiary or each Educational Institution, as applicable, has complied with the applicable factors of financial responsibility set forth in 34 C.F.R. Sections 668.15 and 668.171-175 at the corporate level at which the DOE has elected to assess financial responsibility, including compliance with all reporting requirements for institutions that are in the “zone alternative” or with respect to the posting of a Title IV Letter of Credit;

(xv)each Educational Institution has complied with the Cohort Default Rate regulations set forth in 34 C.F.R. §668, Subpart N;

(xvi)each Educational Institution has complied with the requirements governing preferred lenders set forth in Title I, Part E of the HEA, 20 U.S.C. Section 1094(a), and 34 C.F.R. Section 682.212(h) and with the requirements governing Private Educational Loans set forth in Title I, Part E of the HEA and 15 U.S.C. Section 1601 et seq.;

(xvii) since January 1, 2018, none of the Educational Institutions or locations or branches thereof has been subject to any adverse proceeding (including any show-cause or probation proceeding but not including the placement on reporting, monitoring or equivalent status) by any Educational Agency;

(xviii)each Educational Institution has complied with applicable Educational Laws prohibiting any Educational Institution, employee, agent or official thereof from accepting any gift, payment, inducement, benefit, staffing assistance, advisory board position, or other thing of value in exchange for directing Title IV Program or Private Educational Loan applications to any lender;

(xix)each Educational Institution has at all times during which it has been owned by the Borrower or a Subsidiary acted with the competency and integrity necessary to qualify as a fiduciary in the administration of Title IV Programs, as provided by 34 C.F.R. Section 668.82;

(xx)each Educational Institution has complied with the applicable requirements of 34 C.F.R. Part 668 Subpart F and has not (1) included in its catalogs, advertising literature, or other marketing materials any references to Educational Approvals which it did not possess, or (2) misrepresented to prospective or enrolled students that any academic program provided by the Educational Institution prepares students for any certification, licensure or employment test for which the Educational Institution is not authorized to prepare students;

(xxi)each Educational Institution, as applicable, has complied with all Laws and Educational Laws related to the HEERF Program, including compliance with all rules and requirements set forth in the applicable grant agreements; and

(xxii)the Borrower, each Subsidiary and each Educational Institution, as applicable, has complied with all Laws and Educational Laws related to student records privacy and cybersecurity, including but not limited to the Family Educational Rights and Privacy Act and the Gramm-Leach-Bliley Act.

As used in this section, all terms, unless otherwise defined herein, shall have the meanings as set forth in the citations referred to above or as otherwise defined in 34 C.F.R., Part 600 or Part 668, as the context requires.

5.20Solvency.  The Loan Parties and their Subsidiaries, taken as a whole, are Solvent.

5.21No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby pursuant to any undertaking or arrangement by any Loan Party; and the Loan Parties hereby agree to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

5.22Affiliate Transactions.  Neither the Borrower nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other (excluding contracts and agreements (i) among the Loan Parties, (ii) among the Loan Parties and their wholly-owned Subsidiaries, and (iii) among the Loan Parties’ wholly-owned Subsidiaries).

5.23EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

5.24Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.

5.25Designation as Senior Indebtedness.  The Obligations constitute “Designated Senior Indebtedness” or any similar designation (with respect to indebtedness that having the maximum rights as “senior debt”) under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations not yet due) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized) the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2021), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)as soon as available, but in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2021), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) or (b) above at the times specified therein.

6.02Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a copy of the Consolidated and consolidating operating budget for the Borrower and its Subsidiaries for the then current fiscal year, such operating budget to show the projected Consolidated and consolidating revenues and expenses of the Borrower and its Subsidiaries on an annual basis, such operating budget to be in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent;

(b)as soon as available, and in any event no later than 45 days after the end of each fiscal quarter of each fiscal year of the Borrower (or 90 days with respect to each fiscal quarter ending December 31 of each year), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which Compliance Certificate shall include (x) a schedule of deposit and securities accounts not maintained with the Administrative Agent and the account balances thereof, (y) a schedule of Immaterial Subsidiaries, if any changes to such schedule from those Immaterial Subsidiaries existing on the Closing Date or as of the date of the previously delivered Compliance Certificate; and (z) solely for a Compliance Certificate delivered for the fiscal quarters ending December 31 of each year, a certification that the Borrower’s Title IV funding activities are in compliance with acceptable federal thresholds, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP;

(c)promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)[reserved];

(f)promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g)[reserved];

(h)promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(i)to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification;

(j)not later than five (5) Business Days after submission to the DOE, a copy of each Educational Institution’s annual independent Title IV Program compliance audit and audited financial statements and other financial statements and documents submitted to the DOE pursuant to 34 C.F.R. Section 668.23; and

(k)promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public

Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding anything herein to the contrary, the Borrower Materials delivered pursuant to Section 6.02(c) shall be deemed to be and treated as private documents and shall not be distributed to Public Lenders.

6.03Notices.  Promptly, but in any event within two (2) Business Days, notify the Administrative Agent and each Lender:

(a)of the occurrence of any Default;

(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any material breach or material non-performance of, or any material default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority or Educational Agency; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)of the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect;

(d)of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e)of any Educational Institution’s failure to meet the Non-Title IV Revenue Requirement for any fiscal year;

(f) of the quarterly compliance with the Non-Title IV Revenue Requirement of any Educational Institution that failed to comply with the Non-Title IV Revenue Requirement during the prior fiscal year, which calculation shall be, certified by the appropriate Corporate Officer;

(g)of any Educational Institution’s reporting to the DOE of any financial responsibility action or event set forth in 34 C.F.R. Section 668.171(f), or any successor regulation thereto;

(h)of (i) any pending or threatened loss of any Educational Approval by any Subsidiary or Educational Institution (including any action placing an Educational Institution on probation or requiring the Educational Institution to show cause why its Accreditation or other Educational

Approval should not be revoked); (ii) any change to occur in state or federal laws, rules or governmental regulations or budgetary allocations or educational loan policies, including but not limited to proposed changes to Title IV Program regulations or policies, which could reasonably be expected to result in a Significant Regulatory Event or have a Material Adverse Effect; (iii) any pending or threatened investigation, inquiry, program review or other type of compliance review, audit (including an audit by the Office of Inspector General) or proceeding against the Borrower, any Subsidiary or any Educational Institution by any Educational Agency that could reasonably be expected to be a Significant Regulatory Event or Material Adverse Effect; (iv) any recovery proceedings for Borrower Defense Claims initiated by DOE against the Borrower, any of its Subsidiaries or any of Educational Institutions; (v) the imposition by the DOE of a requirement that the Borrower or any Subsidiary or any Educational Institution post or procure or obtain the issuance of any Title IV Letter of Credit; (vi) the imposition by the DOE of any restrictions on the ability of any Educational Institution to add new locations, to add new programs, to modify existing programs, or to enroll students that reasonably could lead to a Material Adverse Effect; (vii) the occurrence of any other event which would be reasonably likely to cause any Educational Institution to lose its status as an “eligible institution,” as defined in 34 C.F.R. Section 600.2 (and the other applicable sections of the Title IV regulations incorporated therein by reference) or its eligibility to participate in the Title IV Programs in which and to the extent that it currently participates; and

(i)of any occurrence of any Disposition of property or assets, Equity Issuance, Debt Issuance and Extraordinary Receipt, in each case, for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.04 or 7.05, except that the Borrower shall not be required to maintain the existence or good standing of any Subsidiary (other than a Loan Party) which is no longer desirable in the conduct of business of the Borrower or its Subsidiaries, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07Maintenance of Insurance.  (a) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  The Borrower shall, upon the reasonable request of the Administrative Agent (not more than once per year unless requested during the existence of a Default), furnish to the Administrative Agent a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 6.07.

(b)The Loan Parties shall cause the Administrative Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Administrative Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as required by the Administrative Agent, including, but not limited to: (i) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (ii) declaration pages for each insurance policy and (iii) lender’s loss payable endorsement if the Administrative Agent for is not on the declarations page for such policy.

6.08Compliance with Laws and Educational Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or a bona fide dispute exists with respect thereto; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority or Educational Agency having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10Inspection Rights.  Permit not more than two times per year representatives and independent contractors of the Administrative Agent and each Lender, at its expense, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Administrative Agent or such Lender, as applicable, and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower as often as may be desired during normal business hours and without advance notice.

6.11Use of Proceeds.  Use the proceeds of the Borrowings for general corporate purposes not in contravention of any Law or of any Loan Document; provided that, no Borrowings shall be requested for and no proceeds of any Borrowings shall be used for Permitted Acquisitions without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

6.12Formation of Subsidiaries.  Promptly upon the formation or acquisition of any Subsidiary, the Loan Parties shall provide the Administrative Agent and the Lenders notice of such Subsidiary that is not an Immaterial Subsidiary (at which time Schedule 5.13 shall be deemed amended to include reference to such Subsidiary).  The Loan Parties shall, and shall cause their Subsidiaries to, timely comply with the requirements of Section 6.17 with respect to any Subsidiary that is required to become a Guarantor hereunder.

6.13Educational Approvals. Except to the extent any of the following actions, individually or in the aggregate, (i) could not reasonably be expected to result in a Material Adverse Effect or (ii) would be resolved by the posting of a Title IV Letter of Credit with DOE issued pursuant to the terms and conditions of this Agreement, the Borrower and each of its Subsidiaries shall:

(a)Take no action which would cause any Educational Institution to fail to qualify as an “eligible institution” for purpose of Title IV Program participation, as such term is defined in 34 C.F.R. Section 600.2, including without limitation, under 34 C.F.R. Section 600.40;

(b)Take no action which would cause any Educational Institution to fail to qualify as a “proprietary institution of higher education” as such term is defined at 34 C.F.R. Section 600.5;

(c)Maintain each Educational Institution’s compliance with the Non-Title IV Revenue Requirement, as such is required to be calculated under 34 C.F.R. Sections 668.14 and 668.28 or any successor regulations thereto;

(d)Maintain all Educational Approvals necessary to operate each Educational Institution as currently operated, including but not limited to maintaining all Accreditations and maintaining compliance with the state authorization requirements set forth in 34 C.F.R. Section 600.9;

(e)Submit a materially complete application for a renewal of certification to the DOE at least ninety (90) days prior to the expiration of such Educational Institution’s current period of participation in the Title IV Programs or, in the event of the DOE’s selection of an Educational Institution for recertification, submit a materially complete application for renewal to the DOE on or before the date specified in the notice of selection for recertification;

(f)Cause each Educational Institution to meet the standards for participation in Title IV Programs in 34 C.F.R., Part 668, Subpart B, and to have a current Program Participation Agreement with the DOE;

(g)Take no action that would cause any Educational Institution to undergo a Change of Control;

(h)Cause each Educational Institution to comply with the financial responsibility requirements of 34 C.F.R. Section 668, Subpart L, including where applicable satisfying the “zone alternative” requirements set forth at 34 C.F.R. Section 668.175(d) or with respect to the posting of a Title IV Letter of Credit;

(i)Cause each Educational Institution to maintain all Cohort Default Rates within the standards required under applicable DOE regulations to maintain eligibility to participate in all Title IV Programs;

(j)Cause each Educational Institution to comply with the standard of conduct required of a fiduciary in the administration of Title IV Programs, as set forth in 34 C.F.R. § 668.82; and

(k)Cause each Educational Institution to comply with all Laws and Educational Laws related to the HEERF Program, including material compliance with all rules and requirements set forth in the applicable grant agreements.

As used in this section, unless otherwise defined herein, all terms shall have the meanings as set forth in the citations referred to above or as otherwise defined in 34 C.F.R., Part 600 or Part 668, as the context requires.

6.14Maintenance of Subsidiaries.  No Loan Party shall assign, sell or transfer, nor shall it permit any of its Subsidiaries to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, or (b) any transaction permitted by Section 7.04 or Section 7.05 hereof.

6.15Covenant to Guarantee Obligations.  The Loan Parties will cause each of their Subsidiaries (other than Excluded Subsidiaries) whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement.  In connection therewith, the Loan Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion) or acquiring the Equity Interests of any other Person.  In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required to be delivered by the Guarantors pursuant to Sections 4.01 and 6.16 and such other documents or agreements as the Administrative Agent may reasonably request.

6.16Covenant to Give Security; Minimum Collateral Balance.

(a)Each of the Loan Parties hereby covenants and agrees that the Secured Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of each Loan Party in the Collateral.

(b)At all times during a Cash Collateral Event Period, the Loan Parties shall maintain cash in a segregated blocked deposit account maintained with the Administrative Agent (the “Loan Collateral Account”) in an amount not less than the Aggregate Commitments in effect at such time (the “Loan Cash Collateral”).  The Borrower hereby grants the Administrative Agent a security interest in the Loan Cash Collateral and the Loan Collateral Account.  At all times during a Cash Collateral Event Period, the Loan Collateral Account shall be blocked such that the Borrower shall not have access to the Loan Cash Collateral. During the continuance of an Event of Default, the Borrower agrees that the Administrative Agent may take and apply the Loan Cash Collateral to the Obligations at any time and from time to time in the Administrative Agent’s sole discretion.

(c)The Borrower shall at all times provide the Administrative Agent with real-time electronic account monitoring access and privileges and copies of physical monthly balance statements for any deposit account or securities account not maintained with the Administrative Agent.

(d)Except with respect to Excluded Property, each Loan Party will cause the Pledged Equity and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(e)[Reserved.]

(f)Subject to Section 6.21, each of the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts and securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a control agreement, (ii) deposit accounts established solely as payroll and other zero balance accounts, (iii) other deposit accounts, so long as at any time the balance in any such account does not exceed $500,000 and the aggregate balance in all such accounts does not exceed $1,000,000, and (iv) Federal Fund Accounts.

6.17Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ (other than Excluded Subsidiaries) properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries (other than any Excluded Subsidiaries) is or is to be a party, and cause each of its Subsidiaries to do so (other than any Excluded Subsidiaries).

6.18Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions .

(a)The Borrower shall at all times comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to the Borrower and shall cause each other Loan Party and each of its and their respective Subsidiaries to comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Persons.

(b)The Borrower shall provide the Administrative Agent and Lenders (i) any information regarding the Borrower, each other Loan Party, and each of their respective owners, Affiliates, and Subsidiaries necessary for Bank to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them and (ii) without limiting the foregoing, notification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

(c)The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Loan Parties, their Subsidiaries, and the Loan Parties’ and their Subsidiaries’ respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti Money-Laundering Laws and Sanctions.

6.19Cash Management .  No later than April 1, 2022, the Borrower and its Subsidiaries (other than any of its Excluded Subsidiaries) shall maintain all primary cash management and treasury business with Wintrust Bank, N.A. and/or its Affiliates, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts.

6.20Federal Funds Accounts.  All Title IV Program Funds received by the Borrower, any Subsidiary or any School shall be (i) promptly deposited upon receipt into a Federal Funds Account to the extent such funds are subject to the cash management requirements set forth in 34 C.F.R. Section 668 Subpart K and are required to be retained in such Federal Funds Account, and (ii) disbursed to students or parents, or returned to the DOE in material compliance with 34 C.F.R. Section 668.166 or any successor regulation. No funds other than Title IV Program Funds may be deposited into any Federal Funds Account.

6.21Post-Closing Covenants.

(a)Within the earlier of (i) one (1) day prior to the first Credit Extension made pursuant to this Agreement (other than any Credit Extension deemed to have been made in connection the Existing Letters of Credit) or (ii) fifteen (15) days after the Closing Date (or such longer period as agreed to by the Administrative Agent), the Borrower shall provide the Administrative Agent real-time electronic account monitoring access and privileges to those certain deposit accounts, securities accounts, and commodity accounts maintained with BMO Harris Bank N.A. and UBS AG in an manner reasonably acceptable to the Administrative Agent.

(b)Within fourteen (14) days after the Closing Date (or such longer period as agreed to by the Administrative Agent), the Borrower shall provide a control agreement for the bank account ending #9492 maintained with BMO Harris Bank N.A. required pursuant to Section 6.16 in form and substance reasonably satisfactory to the Administrative Agent.

(c)Within thirty (30) days after the Closing Date (or such longer period as agreed to by the Administrative Agent), the Borrower shall provide the Administrative Agent copies of the insurance endorsements required pursuant to Section 6.07 in form and substance reasonably satisfactory to the Administrative Agent.

(d)Within sixty (60) days after the Closing Date (or such longer period as agreed to by the Administrative Agent), the Borrower shall close that certain securities account ending #6013 maintained with BMO Harris Bank N.A. or comply with Section 6.16(f) with respect to such securities account.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations not yet due) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized), the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens pursuant to any Loan Document;

(b)Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not increased, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i)Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)Liens arising from precautionary uniform commercial code financing statements filed under any lease, consignment arrangement or bailment permitted by this Agreement;

(k)Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or a Permitted Acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.03;

(l)Liens on the Borrower’s assets in favor of Subsidiaries securing permitted Investments to the Borrower which have been subordinated pursuant to the Guaranty (or otherwise in a manner reasonably acceptable to the Administrative Agent); and

(m)Liens in an aggregate amount not to exceed $25,000,000 at any time outstanding securing Indebtedness permitted hereunder (other than debt for borrowed money).

7.02Investments.  Make any Investments, except:

(a)Investments held by any Loan Party or Subsidiary (i) in the form of Cash Equivalents and short-term marketable debt securities, (ii) in accordance with the Borrower’s investment policy in effect on the date hereof; and (iii) in accordance with an investment policy adopted by the Borrower after the date hereof that has been approved by the Required Lenders in their reasonable discretion;

(b)advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes to the extent permitted under Sarbanes-Oxley;

(c)Investments of (i) any Loan Party into another Loan Party, (ii) any Subsidiary that is not a Loan Party into a Loan Party to the extent permitted under Section 7.03(h), (iii) any Loan Party into a wholly-owned Subsidiary that is not a Loan Party so long as the aggregate amount of all such Investments, together with any Indebtedness incurred under Section 7.03(g)(iii), does not exceed $50,000,000, and (iv) any Subsidiary that is not a Loan Party into any Subsidiary that is not a Loan Party;

(d)additional Investments not exceeding $75,000,000 at any one time outstanding;

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(f)Permitted Acquisitions.

7.03Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)the Secured Obligations;

(b)Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)Guarantees by the Borrowers or any Subsidiary in respect of Indebtedness otherwise permitted hereunder, in each case, to the extent permitted as an Investment pursuant to Section 7.02; provided that, (i) if the Indebtedness that is guaranteed is subordinated to the Secured Obligations, then such guaranty shall also be subordinated to the Secured Obligations, and (ii) no guarantee by a Subsidiary of any Indebtedness shall be permitted unless such Subsidiary shall have also provided a guarantee of the Secured Obligations on terms set forth herein;

(d)obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)Attributable Indebtedness and Indebtedness in connection with purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Attributable

Indebtedness and purchase money obligations at any one time outstanding shall not exceed $25,000,000;

(f)so long as no Default has occurred and is continuing or would result therefrom, unsecured Indebtedness in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

(g)(i) Indebtedness of any Loan Party owing to any other Loan Party, (ii) Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party so long as such Indebtedness is unsecured and subordinated in right of payment to the payment in full of the Secured Obligations pursuant to terms satisfactory to the Administrative Agent, (iii) Indebtedness of any wholly-owned Subsidiary that is not a Loan Party owing to a Loan Party, so long as the aggregate amount of all such Indebtedness, together with any Investments incurred under Section 7.02(c)(iii), does not exceed $50,000,000, and (iv) Indebtedness of any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party;

(h) Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time outstanding in respect of surety bonds, letters of credit, and similar instruments issued in the ordinary course of business; and

(i) Indebtedness at any time outstanding in respect of letters of credit issued in the ordinary course of business so long as before and after giving effect to such Indebtedness, the Borrower shall be in compliance with the financial covenant set forth in Section 7.11(b) hereof on a pro forma basis after giving effect to such Indebtedness.

7.04Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary (i) may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) may merge with any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

(b)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to (i) a Loan Party or (ii) to a Subsidiary that is not a Loan Party if such Investment is permitted under Section 7.03.

7.05Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property within 180 days of such Disposition;

(d)Dispositions of property by any Subsidiary to the Borrower or to a wholly‑owned Subsidiary; provided that, if the transferor of such property is a Guarantor, the transferee thereof must be to another Loan Party;

(e)Dispositions permitted by Section 7.04;

(f)Dispositions of Subsidiaries of the Borrower that are not Loan Parties or assets or lines of business comprising campus locations, so long as no Default has occurred and is continuing or would result therefrom;

(g)Dispositions of Eligible Student Accounts Receivable at par and paid for in cash and Cash Equivalents; provided, however, that the gross book value of all Dispositions of Eligible Student Accounts Receivable permitted by this Section 7.05(g) shall not, in the aggregate, exceed $50,000,000 in any fiscal year; and

(h)any other Disposition not otherwise permitted under this Section 7.05 so long as (i) no Event of Default has occurred and is continuing immediately before and after giving effect to such Disposition, (ii) the book value of the assets so Disposed of as permitted by this Section 7.05(h) shall not, in the aggregate, exceed ten percent (10%) of the total assets of the Borrower and its Subsidiaries, (iii) such Disposition is for fair market value, and (iv) not less than seventy-five percent (75%) of the aggregate sales price from such Disposition shall be paid in cash and Cash Equivalents;

provided, however, that any Disposition pursuant to clauses (a) through (h) shall be for fair market value.

7.06Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non‑wholly‑owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common Equity Interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common Equity Interests;

(d)the Borrower may make payment in its common Equity Interests in connection with a Permitted Acquisition; and

(e)the Borrower may make Restricted Payments not otherwise permitted hereunder so long as (i) no Default has occurred and is continuing or would result from such Restricted Payments; (ii) the Borrower is in compliance with the financial covenants set forth in Section 7.11 hereof on a pro forma basis after giving effect to such Restricted Payment; (iii) such Restricted Payment is not made during a Cash Collateral Event Period and no Cash Collateral Event shall occur after giving effect to such Restricted Payment, and (iv) the aggregate amount of such Restricted Payment in any fiscal year shall not exceed $100,000,000.

7.07Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto; it being agreed and understood that non-credit consumer training or continuing education shall be deemed to be substantially related or incidental to the Borrower’s current business.

7.08Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower (excluding transactions (i) among the Loan Parties, (ii) among the Loan Parties and their wholly-owned Subsidiaries to the extent not prohibited by Section 7.03, and (iii) among the Loan Parties’ wholly-owned Subsidiaries to the extent not prohibited by Section 7.03), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to a Loan Party or to otherwise transfer property to a Loan Party, (ii) of any Loan Party to Guarantee the Indebtedness of the Borrower or (iii) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10Use of Proceeds.  Use the proceeds of any Loan to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

No Borrower will request any Loan or issuance of a Letter of Credit, and no Borrower shall use, and shall ensure that its Subsidiaries and Affiliates, and its or their respective directors, officers, employees and agents not use, the proceeds of any Loan or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person or in any Designated Jurisdiction, or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

7.11Financial Covenants.

(a)Minimum Domestic Cash.  Permit, at any time, the Domestic Cash to be less than $125,000,000 plus the aggregate amount of all Incremental Amounts (if any).

(b)Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.25:1:00.

7.12No Changes in Fiscal Year.  Change Borrower’s or any Subsidiary’s fiscal year from December 31 without the Administrative Agent’s prior written consent.

7.13Prepayments, Etc. of Indebtedness .  Prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness (including the terms of any Subordinated Debt Document), except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, and (b) regularly scheduled or required repayments or redemptions of Indebtedness under the Indebtedness set forth in Schedule 7.03 and refinancings and refundings of such Indebtedness in compliance with Section 7.03(b).

7.14Amendment, Etc. of Indebtedness.

(a)Amend, modify or change in any manner any term or condition of any document evidencing any Subordinated Debt or give any consent, waiver or approval thereunder; provided that the Subordinated Debt Documents may be amended or modified to extend the amortization or maturity of the indebtedness evidenced thereby, reduce the interest rate thereon, or otherwise amend or modify the terms thereof so long as the terms of any such amendment or modification are no more restrictive on the Loan Parties than the terms of such documents as in effect on the date hereof;

(b)take any other action in connection with any Subordinated Debt Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender; or

(c)amend, modify or change in any manner any term or condition of any Indebtedness (other than Indebtedness arising under the Loan Documents) if such amendment or modification would add or change any terms in a manner adverse to any Loan Party or any Subsidiary, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.  Any of the following shall constitute an Event of Default:

(a)Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other amount or fee due hereunder or under any other Loan Document; or

(b)Specific Covenants.  (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.15, 6.16, 6.18, or Article VII, or (ii) any Guarantor fails to perform or observe any material term, covenant or agreement contained herein or in any Guaranty; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document (other than Section 6.13 of this Agreement) on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) knowledge by an executive officer of such Loan Party or (ii) notice thereof has been received by the Borrower from the Administrative Agent or any Lender; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially (where not already qualified by materiality, otherwise in all respects) incorrect or misleading when made or deemed made; or

(e)Cross-Default.  (i) The Borrower or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)Insolvency Proceedings, Etc.  Any Loan Party or Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) The Borrower or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)Judgments.  There is entered against the Borrower or any Subsidiary thereof (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which results in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure results in liability to the Borrower in an aggregate amount in excess of the Threshold Amount; or

(j)Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or it is or becomes unlawful for a Loan Party to perform any of  its obligations under the Loan Documents; or

(k)Collateral Documents.  Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or

(l)DOE Actions.

(i)The DOE shall have, pursuant to Subpart G of 34 C.F.R. Part 668, regarding the eligibility of the Borrower, any Subsidiary or any Educational Institution to participate in the Title IV Programs, notified the Borrower, any Subsidiary or such Educational Institution, as the case may be, of any suspension, termination or material limitation of Title IV Program funding for the Borrower, any Subsidiary or any Educational Institution, and such suspension, termination or limitation shall not have been stayed and subsequently removed, withdrawn, resolved or otherwise terminated within 18 months thereafter; or

(ii)The DOE shall have notified the Borrower, any Subsidiary or any Educational Institution that the DOE intends to initiate an emergency action against an Educational Institution pursuant to 34 C.F.R. § 668.83;

(m)Loss of Educational Approvals.  An Educational Agency other than DOE shall suspend, terminate, withdraw, limit or not renew an Educational Approval of any Educational Institution, and such suspension, termination, withdrawal, limitation or decision not to renew shall not have been stayed and subsequently removed, withdrawn, resolved or otherwise terminated within 18 months thereafter; provided, that this Section 8.01(m) specifically does not apply to (i) an action by an Educational Agency to place an Educational Institution on reporting, monitoring or equivalent status or to show cause or to otherwise demonstrate in a timely submitted response why any Educational Approval should not be suspended, terminated, withdrawn, materially limited or not renewed until such time as such Educational Institution has had the opportunity to respond (either in writing or in person) to such show cause and the Educational Agency has determined following such response to suspend, terminate, withdraw, materially limit, or not renew the Educational Approval of such Educational Institution or (ii) to the extent such suspension, withdrawal, limitation or non renewal would not reasonably be expected to have a Material Adverse Effect;

(n) Significant Regulatory Event. Any Significant Regulatory Event shall have occurred; or

(o)Change of Control.  There occurs any Change of Control; or

(p)Subordination.  (i) Any of the subordination, standstill, payover and insolvency related provisions of any of the Subordinated Debt Documents (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Secured Parties or (C) that all payments of principal of or premium and interest on the applicable Subordinated Debt, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Required Lenders (in their sole discretion) as determined in accordance with Section 11.01); and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Required Lenders or by the Administrative Agent with the approval of the requisite Required Lenders, as required hereunder in Section 11.01.

8.02Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)exercise on behalf of itself, the Lenders and the L/C Issuer, all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.14 and Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of one single counsel to the Lenders and the L/C Issuer, taken as a group, and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, and to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15, in each case ratably among the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full (other than any contingent obligations in respect of which no claim for payment has yet been asserted), to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.  Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.03.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a notice from such Secured Party, together with such supporting documentation as the Administrative Agent may request, from the applicable

Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wintrust Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions (except as provided in Sections 9.06 and 9.10).  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03Exculpatory Provisions.  (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(c)Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i)  (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it with reasonable care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (which successor shall be approved by the Borrower, such approval not to be unreasonably withheld or required if an Event of Default exists).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above (which successor shall be approved by the Borrower, such approval not to be unreasonably withheld or required if an Event of Default exists).  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor (which successor shall be approved by the Borrower, such approval not to be unreasonably withheld or required if an Event of Default exists). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender  and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)Any resignation by Wintrust Bank, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer.  If Wintrust Bank, N.A. resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Prime Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wintrust Bank, N.A. to effectively assume the obligations of Wintrust Bank, N.A. with respect to such Letters of Credit.

9.07Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the  L/C Issuer agrees not to assert a claim in contravention of the foregoing.  Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.1 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Secured Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Secured Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of  or to be sold or otherwise disposed of  as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or, if approved, authorized or ratified in writing by the Lenders in accordance with Section 11.01.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements.

9.12Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13Payments in Error.

(a)If the Administrative Agent notifies a Lender, the L/C Issuer or a Secured Party, or any Person who has received funds on behalf of a Lender, the L/C Issuer or a Secured Party such Lender or the L/C Issuer (any such Lender, the L/C Issuer, such Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, the L/C Issuer or such Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender, the L/C Issuer or each Secured Party, or any Person who has received funds on behalf of a Lender, the L/C Issuer or a Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, the L/C Issuer or such Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)

(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Lender, the L/C Issuer or such Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).

(c)Each Lender, the L/C Issuer or each Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, the L/C Issuer or such Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, the L/C Issuer or such Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or the L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or the L/C Issuer at any time, (i) such Lender or the L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or the L/C Issuer shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or the L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or the L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or the L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or the L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or the L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, the L/C Issuer or the applicable Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative

Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

ARTICLE X.
GUARANTEES; JOINT AND SEVERAL OBLIGATIONS

10.1The Guarantees.  To induce the Lenders and the L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto (including any Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit E or such other form acceptable to the Administrative Agent) and the Borrower (as to the Obligations of the other Borrower and Loan Parties) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Unreimbursed Amounts and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all liability with respect to Swap Contracts and Cash Management Agreements, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under any Debtor Relief Law or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided, however, that, with respect to any Guarantor, all Swap Obligations guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.  In case of failure by the Borrower or other obligor punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

10.2Guarantee Unconditional.  The obligations of each Guarantor under this Article X shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)any modification or amendment of or supplement to this Agreement or any other Loan Document or any Swap Contract or Cash Management Agreement

(c)any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

(d)the existence of any claim, set‑off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer, or any other Person, whether or not arising in connection herewith;

(e)any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or property;

(f)any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid;

(g)any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document, or any Swap Contract or Cash Management Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents or any Swap Contract or Cash Management Agreement; or

(h)any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of any Guarantor under this Article X.

10.3Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  Each Loan Party’s obligations under this Article X shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Loans and all other amounts payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents (other than contingent indemnification obligations not yet due) and, if then outstanding and unpaid and owing, all liabilities relating to Swap Contracts and Cash Management Agreements shall have been paid in full.  If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Loan Party or other obligor or any guarantor under the Loan Documents, any Swap Contract or Cash Management Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Article X with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

10.4Subrogation.  Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full (other than contingent identification obligations not yet due) subsequent to the termination of all the Commitments.  If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Loan Parties hereunder and the other Loan Documents (other than contingent indemnification obligations not yet due) and (y) the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and the L/C Issuer (and their Affiliates) or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

10.5Subordination.   Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or other Loan Party owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Obligations (other than any contingent obligations in respect of which no claim for payment has yet been asserted).  During the existence of any Event of Default, subject to Section 10.4, any such indebtedness, obligation, or liability of the Borrower or other Loan Party owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Article X.

10.6Waivers.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender,  L/C Issuer or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.

10.7Limit on Recovery.  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Article X shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Article X void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

10.8Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, Swap Contract or Cash Management Agreement, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any Swap Contract or Cash Management Agreement, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.

10.9Benefit to Guarantors.  The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each other Loan Party.  Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

10.11Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with Section 11.3.  Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI
MISCELLANEOUS

11.01Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (which, for clarity, shall not require the consent of the Required Lenders);

(c)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything contained herein to the contrary, (i) the Administrative Agent may amend Schedule 2.01 to reflect assignments entered into pursuant to Section 11.06 and (ii) the Administrative Agent, the applicable Lenders, and the Borrower may amend this Agreement and Schedule 2.01 to reflect Incremental Facilities in connection with Section 2.04.

Anything herein contained to the contrary notwithstanding, (a) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitment of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (b) the Administrative Agent may amend or modify this Agreement and any other Loan Document to grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

11.02Notices; Effectiveness; Electronic Communication.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail as follows:

(i)if to the Borrower or any other Loan Party, to it at 231 N. Martingale Road, Schaumburg, Illinois 60173, Attention of Ashish Ghia, Senior Vice President and Chief Financial Officer (Telephone No. (847) 585-3782; Email: aghia@perdoceoed.com);

(ii)if to the Administrative Agent, to Wintrust Bank, N.A. at 231 S. LaSalle Street, Chicago, Illinois 60604, Attention of Klaudia Liszka (Telephone No. (312) 981-0760; Email: kliszka@wintrust.com);

(iii)if to a Lender or L/C Issuer, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication.  The Administrative Agent, the L/C Issuer or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e‑mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)Platform.  (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non‑infringement of third‑party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the L/C Issuer or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

11.03No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (limited to one firm of lead counsel, one firm of regulatory counsel, and one firm of local counsel in each relevant jurisdiction, if applicable)), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or L/C Issuer (limited, in the case of any Lender or the L/C Issuer, to one counsel for all Lenders and the L/C Issuer, taken as a group)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 11.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay (other than any contingent obligations in respect of which no claim for payment has yet been asserted) any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no party shall assert, and each hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee or any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (provided the foregoing shall not limit the obligations of the Loan Parties under clause (b) above).  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(f)Survival.  The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, and the L/C Issuer, the

replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or  Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender; and

(C)the consent of the L/C Issuer shall be required for any assignment (such consent not to be unreasonably withheld or delayed).

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.03 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.03 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan

Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent and the L/C Issuer to deliver Borrower Materials or notices to the Lenders or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any other Loan Party.  For purposes of this Section, “Information” means all information received from the

Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or any Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10Counterparts; Integration; Effectiveness.   This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting

Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.03, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with applicable Laws; and

(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Illinois.

(b)SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY

(WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16Subordination.  Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it (“Intercompany Debt”), whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations (other than contingent obligations for which no claim has been asserted).  If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement.  Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such  payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.17No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and its Affiliates, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any of its Affiliates, the Arrangers nor any Lender has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates, and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates, nor any Lender has any obligation to disclose any of such interests to any Loan Party or their respective Affiliates.  To the fullest extent permitted by law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.19USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.20Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.21Acknowledgement Regarding any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):   In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

“Borrower”

Perdoceo Education Corporation

By:  /s/ Michele A. Peppers_______________
Name: Michele A. Peppers
Title:  Vice President – Accounting & Reporting

“Guarantors”

AIU Online, LLC

By:  /s/ Michele A. Peppers_______________
Name: Michele A. Peppers
Title: Vice President and Chief Financial Officer

American InterContinental University System, Inc.

By:  /s/ Michele A. Peppers_______________
Name: Michele A. Peppers
Title: Vice President and Chief Financial Officer

Career Education Student Finance LLC

By:  /s/ Michele A. Peppers_______________
Name: Michele A. Peppers
Title: President and Chief Executive Officer

CEC Employee Group, LLC

By:  /s/ Michele A. Peppers_______________
Name: Michele A. Peppers
Title: Authorized Signatory

CEC Real Estate Holding, Inc.

By:  /s/ Michele A. Peppers_______________

Name: Michele A. Peppers
Title: President and Chief Executive Officer

Colorado Tech, Inc.

By:  /s/ Michele A. Peppers_______________

Name: Michele A. Peppers
Title: Vice President and Chief Financial Officer

Colorado Technical University, Inc.

By:  /s/ Michele A. Peppers_______________

Name: Michele A. Peppers
Title: Vice President and Chief Financial Officer

Marlin Acquisition Corp.

By:  /s/ Michele A. Peppers_______________

Name: Michele A. Peppers
Title: President and Chief Executive Officer

Trident University International, LLC

By:  /s/ Michele A. Peppers_______________

Name: Michele A. Peppers
Title: Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

Words of Wisdom, LLC

By:  /s/ Michele A. Peppers_______________

Name: Michele A. Peppers
Title: President and Chief Executive Officer

CEC Educational Services, LLC

By:  /s/ Michele A. Peppers_______________

Name: Michele A. Peppers
Title: President and Chief Executive Officer

[Signature Page to Credit Agreement]

Wintrust Bank, N.A., as
Administrative Agent, Lender and L/C Issuer

By: /s/ K. Lenti	Name: Kandace Lenti Title: Managing Director

[Signature Page to Credit Agreement]

BMO Harris Bank N.A., as
Lender and L/C Issuer (solely w/r/t the Existing Letters of Credit)

By:  /s/ Jason Deegan_______________

Name: Jason Deegan Title: Director

[Signature Page to Credit Agreement]